EXHIBIT 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Increases Stake in Medafor, Inc. to Approximately 11 Percent

ATLANTA, GA (February 2, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has purchased approximately 740,000 additional shares of Medafor’s common stock from Medafor shareholders for $2.00 per share.  Based on the most recent information available to CryoLife, the company now owns approximately 11 percent of Medafor and continues to be Medafor’s largest shareholder.  CryoLife has proposed acquiring the remaining outstanding common stock of Medafor for $2.00 per share in a combination of cash and CryoLife stock, subject to completion of reasonable due diligence.

With its purchase of these additional shares of Medafor common stock, CryoLife now has the right to call a special shareholders meeting pursuant to Medafor’s bylaws.  CryoLife remains committed to entering into friendly negotiations with Medafor’s board and management; however, in the event that Medafor’s board continues to delay, a special shareholders meeting would afford CryoLife the opportunity to seek to replace the Medafor board in order to maximize value for all Medafor shareholders.  CryoLife received a letter from Medafor’s board on January 22, 2010 that stated that Medafor’s board was considering its options.  CryoLife has not heard from Medafor’s board since that communication.

“We continue to believe that CryoLife has the resources and financial strength to help maximize the potential of Medafor’s hemostatic technology and related products for the benefit of shareholders and patients,” said Steven G. Anderson, CryoLife’s chairman, president and chief executive officer.  “We have provided a full and fair proposal to Medafor to acquire the company and have asked the Medafor board to engage in negotiations with us in order to realize the greatest value for its shareholders.  Our objective is still to enter into a friendly negotiation with Medafor’s management and board and we hope to hear from them soon.  However, in the event that Medafor’s board continues to drag its feet, we will evaluate all of our options including the right to call a special shareholders meeting that our increased stake affords us.”

Medafor shareholders can find additional information about CryoLife and its proposal to acquire Medafor at www.cryolife.com/medaforoffer.

ADDITIONAL IMPORTANT INFORMATION

This announcement is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic™ Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

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